NON-QUALIFIED STOCK OPTION AGREEMENT

MARINA BIOTECH, INC.

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Optionee: _______________

Grant Date: May 2, 2018

Per Share Exercise Price: $0.98

Number of Option Shares subject to this Option: __________

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THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Marina Biotech, Inc., a Delaware corporation (the “Company”), and the Optionee specified above; and

WHEREAS, it has been determined that it would be in the best interests of the Company to grant the non-qualified stock option provided for herein to the Optionee;

NOW, THEREFORE, in consideration of the mutual covenants and premises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

1.1 “Board” shall mean the Board of Directors of the Company, as constituted from time to time.

1.2 “Code” shall mean the Internal Revenue Code of 1986, as in effect and as amended from time to time, or any successor statute thereto, together with any rules, regulations and interpretations promulgated thereunder or with respect thereto.

1.3 “Committee” shall mean the Compensation Committee of the Board, or such other committee of the Board as is established from time to time in the sole discretion of the Board, to administer the Option, as described below in Section 7.

1.4 “Common Stock” shall mean the Common Stock, par value $0.006 per share, of the Company or any security of the Company issued by the Company in substitution or exchange therefor. In the event of a change in the Common Stock that is limited to a change in the designation thereof to “Capital Stock” or other similar designation, or to a change in the par value thereof, or from par value to no par value, without increase or decrease in the number of issues shares, the shares resulting from any such change shall be deemed to be Common Stock.

1.5 “Subsidiary(ies)” shall mean any corporation, trust (other than the Company), partnership or limited liability company in an unbroken chain of entities, including and beginning with the Company, if each of such entities, other than the last entity in the unbroken chain, owns, directly or indirectly, more than fifty percent (50%) of the voting shares, partnership, beneficial or membership interests in one of the other entities in such chain.

2. Grant of Option. The Company hereby grants to the Optionee, as of the Grant Date specified above, a non-qualified stock option (this “Option”) to acquire from the Company at the Per Share Exercise Price specified above the aggregate number of shares of the Common Stock specified above (the “Option Shares”). This Option is not to be treated as (and is not intended to qualify as) an incentive stock option within the meaning of Section 422 of the Code.

3. No Dividends Equivalents. The Optionee shall not be entitled to receive a cash payment in respect of the Option Shares underlying this Option on any dividend payment date for the Common Stock.

4. Exercise of this Option.

4.1 Unless otherwise provided in Section 4.4 below or determined by the Committee, this Option shall become exercisable immediately upon effectiveness of this Agreement.

4.2 This Option shall expire and shall no longer be exercisable after the expiration of five years from the Grant Date (the “Option Period”).

4.3 In no event shall this Option be exercisable for a fractional share of Common Stock.

5. Method of Exercise and Payment. This Option shall be exercised by the Optionee by delivering to the Secretary of the Company or his designated agent on any business day (the “Exercise Date”) a written notice, in such manner and form as may be required by the Company, specifying the number of the Option Shares the Optionee then desires to acquire (the “Exercise Notice”). The Exercise Notice shall be accompanied by payment of the aggregate Per Share Exercise Price (and any tax withholding pursuant to Section 9 below) for such number of the Option Shares to be acquired upon such exercise, with payment being made in cash, by certified check, bank draft or money order payable to the order of the Company, or by any other mechanism permitted by the Board, in its sole discretion. Payment instruments shall be received by the Company subject to collection. The proceeds received by the Company upon exercise of the Option may be used by the Company for general corporate purposes. Any portion of the Option that is exercised may not be exercised again. As a condition of exercising, the Committee, in its sole discretion, may require that the Optionee become a party to a shareholders’ agreement or enter into one or more similar agreements with respect to any equity received or to be received by the Optionee upon exercise of the Option, with the terms of such agreement being those that the Committee considers appropriate, including, but not limited to, transfer restrictions, Company call rights upon termination of the Optionee’s employment, and Company drag along rights.

6. Non-transferability. This Option, and any rights or interests therein, shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way at any time by the Optionee (or any beneficiary(ies) of the Optionee), other than by testamentary disposition by the Optionee or the laws of descent and distribution, or, to the extent permitted by the Board in its sole discretion, transferred in connection with estate planning purposes. This Option shall not be pledged, encumbered or otherwise hypothecated in any way at any time by the Optionee (or any beneficiary(ies) of the Optionee) and shall not be subject to execution, attachment or similar legal process. Any attempt to sell, exchange, pledge, transfer, assign, encumber or otherwise dispose of or hypothecate this Option, or the levy of any execution, attachment or similar legal process upon this Option, contrary to the terms of this Agreement shall be null and void and without legal force or effect. Except to the extent that the Board has permitted a transfer of this Option in connection with estate planning purposes, this Option shall be exercisable during the Optionee’s lifetime only by the Optionee.

7. Administration.

7.1 The Committee. This Agreement shall be administered by the Board or the Committee, as determined by the Board in its sole discretion. In the event that the Board determines that the Agreement shall be administered by the Committee, then the Committee may exercise all the powers granted to the Board hereunder. Members of the Committee shall serve at the pleasure of the Board and the Committee may at any time and from time to time remove members from, or add members to the Committee.

7.2 Administration and Rules. The Board shall construe and interpret this Agreement and shall promulgate, amend and rescind any rules and regulations relating to the implementation and administration of the Agreement. Subject to the terms and conditions of the Agreement, the Board shall make all determinations necessary or advisable for the implementation and administration of the Agreement including, without limitation, correcting any technical defect(s) or technical omission(s), or reconciling any technical inconsistency(ies), in this Agreement and/or any other applicable agreement. The Board’s determinations under the Agreement and similar agreements need not be uniform and may be made selectively, regardless of whether the individuals involved are similarly situated. Any determination, decision or action of the Board in connection with the construction, interpretation, administration, or implementation of the Agreement shall be final, conclusive and binding upon Optionee and any person(s) claiming under or through Optionee. The Board may designate persons other than members of the Board or the Committee to carry out the day-to-day ministerial administration of the Agreement under such conditions and limitations as it may prescribe.

7.3 Liability Limitation. Neither the Board nor the Committee, nor any member of either, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Agreement, and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage which may be in effect from time to time.

8. Changes in Capitalization and Other Matters.

8.1 No Corporate Action Restriction. The existence of the Agreement shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Company to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the Company’s or any Subsidiary’s capital structure or its business; (b) any merger, consolidation or change in the ownership of the Company or any Subsidiary; (c) any issue of bonds, debentures, capital, preferred or prior preference shares ahead of or affecting the Company’s or any Subsidiary’s capital shares or the rights thereof; (d) any dissolution or liquidation of the Company or any Subsidiary; (e) any sale or transfer of all or any part of the Company’s or any Subsidiary’s assets or business; or (f) any other trust act or proceeding by the Company or any Subsidiary. Neither the Optionee nor any other person shall have any claim against any member of the Board, the Committee, the Company or any Subsidiary, or any stockholders or agents of the Company or any Subsidiary, as a result of any such action.

8.2 Changes in Capital Structure. This Agreement and the Option granted hereunder shall be subject to adjustment or substitution, as determined by the Board in its sole discretion, as to the number, price or kind of shares or other consideration subject to the Agreement or as otherwise determined by the Board to be equitable: (i) in the event of changes in the outstanding shares or in the capital structure of the Company by reason of share or extraordinary cash dividends, stock splits, reverse stock splits, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of this Agreement; or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Optionee, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Agreement. The Company shall give the Optionee notice of an adjustment hereunder and, upon notice, such adjustment shall be final, conclusive and binding for all purposes.

Notwithstanding the above, in the event of any of the following:

(a) The Company is merged or consolidated with another entity;

(b) All or substantially all of the assets of the Company are acquired by another person;

(c) The reorganization or liquidation of the Company; or

(d)	The Company entering into a written agreement to undergo an event described in clauses (a), (b) or (c) above;

then the Board may, in its sole discretion, cancel the Option and this Agreement and cause the Optionee to be paid, in cash or shares (including any shares of a successor or acquirer), or any combination thereof, the value of the Option as determined by the Board, with such value based upon the excess of the value of a share of Common Stock over the exercise price per share.

9. Miscellaneous.

9.1 Entire Agreement; Amendment. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Board or the Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided hereunder; provided, however, that, except as provided in the next sentence, no such modification or amendment shall materially and adversely affect the rights of the Optionee under this Option without the consent of the Optionee. The Board may amend this Agreement, without the consent of the Optionee, in any way it deems appropriate to satisfy Code Section 409A and any regulations or other authority promulgated thereunder, including any amendment to this Agreement to cause it not to be subject to Code Section 409A. The Company shall give written notice to the Optionee of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof. This Agreement may also be modified or amended by a writing signed by both the Company and the Optionee.

9.2 Notices. Any Exercise Notice or other notice which may be required or permitted under this Agreement shall be in writing, and shall be delivered in person or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:

(a) If such notice is to the Company, to the attention of the Secretary of Marina Biotech, Inc., 17870 Castleton Street, Suite 250, City of Industry, California 91748, or at such other address as the Company, by notice to the Optionee, shall designate in writing from time to time.

(b) If such notice is to the Optionee, at his or her address as shown on the Company’s records, or at such other address as the Optionee, by notice to the Company, shall designate in writing from time to time.

9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws thereof.

9.4 Compliance with Laws. The issuance of this Option (and the Option Shares upon exercise of this Option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Exchange Act and the respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue this Option or any of the Option Shares pursuant to this Agreement if any such issuance would violate any such requirements.

9.5 Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Optionee shall not assign any part of this Agreement without the prior express written consent of the Company.

9.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

9.7 Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

9.8 Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as any party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated thereunder.

9.9 Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

9.10 Tax Withholding. The Company shall have the right to require payment from Optionee to cover any applicable taxes due upon any payment or settlement under this Agreement. In addition, the Company shall have the right to deduct from any payment or settlement under this Agreement, any federal, state, local, foreign or other taxes of any kind which the Board, in its sole discretion, deems necessary to be withheld to comply with the Code and/or any other applicable law, rule or regulation.

9.11 No Right to Continued Relationship with the Company. Neither this Agreement nor the Option granted hereunder shall confer upon Optionee any right to continued employment, Board membership or consulting relationship with the Company or any Subsidiary, as the case may be, nor shall it interfere in any way with the right, if any, of the Company or any Subsidiary to terminate the employment, directorship or consulting relationship of any employee, director or consultant at any time for any reason, even if such termination adversely affects the Option.

9.12 Listing, Registration and Other Legal Compliance. No Common Stock shall be required to be issued or granted under this Agreement unless legal counsel for the Company shall be satisfied that such issuance will be in compliance with all applicable securities laws and regulations and any other applicable laws or regulations. The Board may require, as a condition of any payment or share issuance, that certain agreements, undertakings, representations, certificates, and/or information, as the Board may deem necessary or advisable, be executed or provided to the Company to assure compliance with all such applicable laws or regulations. Certificates for Common Stock delivered under this Agreement shall bear appropriate legends and may be subject to such transfer orders and such other restrictions as the Board may deem advisable under the rules, regulations, or other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is listed, and any applicable securities law. In addition, if, at any time specified herein for: (a) the making of any determination; (b) the issuance or other distribution of Common Stock; or (c) the payment of amounts to or through the Optionee, any law, rule, regulation or other requirement of any governmental authority or agency shall require either the Company, any Subsidiary or Optionee (or any estate, designated beneficiary or other legal representative thereof) to take any action in connection with any such determination, any such shares to be issued or distributed, any such payment, or the making of any such determination, as the case may be, shall be deferred until such required action is taken.

9.13 Designation of Beneficiary. Optionee may designate a beneficiary or beneficiaries to exercise the Option or to receive any payment which under the terms of this Agreement may become exercisable or payable on or after the Optionee’s death. At any time, and from time to time, any such designation may be changed or cancelled by Optionee without the consent of any such beneficiary. Any such designation, change or cancellation must be on a form provided for that purpose by the Board and shall not be effective until received by the Board. If no beneficiary has been designated by a deceased Optionee, or if the designated beneficiaries have predeceased the Optionee, the beneficiary shall be the Optionee’s estate. If the Optionee designates more than one beneficiary, any payments under this Agreement to such beneficiaries shall be made in equal shares unless the Optionee has expressly designated otherwise, in which case the payments shall be made in the shares designated by the Optionee.

9.14 Code Section 409A. This Agreement is intended to comply with the requirements of Code Section 409A and any regulations or other authority promulgated thereunder. Notwithstanding any provision of this Agreement to the contrary, the Board and the Committee reserve the right (without the consent of the Optionee and without any obligation to do so or to indemnify the Optionee or the beneficiaries of the Optionee for any failure to do so) to amend this Agreement as and when necessary or desirable to conform to or otherwise properly reflect any guidance issued under Code Section 409A after the date hereof without violating Code Section 409A. In the event that any payment or benefit made hereunder would constitute payments or benefits pursuant to a non-qualified deferred compensation plan within the meaning of Code Section 409A and, at the time of Optionee’s “separation from service”, Optionee is a “specified employee” within the meaning of Code Section 409A, then any such payments or benefits shall be delayed until the six-month anniversary of the date of Optionee’s “separation from service”, if such delay is necessary in order to prevent any accelerated or additional tax under Code Section 409A. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Code Section 409A.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Optionee has hereunto set his hand, all as of the Grant Date specified above.

MARINA BIOTECH, INC.

By:
Name:
Title:

Optionee: